EXHIBIT 99.1

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Hertz Media Relations
mediarelations@hertz.com

HERTZ ANNOUNCES APPOINTMENT OF EVELINA VOUGESSIS MACHAS

TO ITS BOARD OF DIRECTORS

ESTERO, Fla., October 6, 2021 – Hertz Global Holdings, Inc. announced today that Evelina Vougessis Machas has joined its Board of Directors, effective September 30, 2021. She is an accomplished executive in the European financial industry with proven success raising capital and leading teams through corporate transformations.

Ms. Vougessis Machas is the Co-Founder and CEO of Moneikos Global Asset Management, an independent asset management company based in Monaco. She is also the co-founder of MaxInvest Holdings, a single-family office that invests in startups and early-stage companies.

Greg O’Hara, Chairman of the Board said, “It’s a pleasure to welcome Evelina Vougessis Machas to our Board of Directors as we continue building a bright future at Hertz. Her demonstrated success in the European financial sector and expertise in leading corporate transformations are core strengths that will support the company’s global efforts to lead the future of mobility and travel while delivering value for our customers and shareholders.”

With the appointment, Hertz’s Board of Directors will consist of nine directors. View full list and bios: https://ir.hertz.com/board-of-directors.

Ms. Vougessis Machas was instrumental in standing up Moneikos Global Asset Management as an independent entity and spearheaded the company’s current strategic plan. Prior to that, she served as Investor Relations and Strategy Director at Marfin Popular Bank Group as well as Marfin Investment Group, a multi-billion pan-European investment company headquartered in Greece, where she raised millions in capital. She was also recognized as the Best IR Manager in Greece for her position as Investor Relations Manager at Commercial Bank of Greece, a subsidiary of Credit Agricole Bank of France. She started her career as a research analyst in ABN AMRO Equities London, a subsidiary of ABN AMRO BANK Group.

Ms. Vougessis Machas holds a M.Sc. in International Securities, Investments and Banking (Hons.) from the ISMA Centre of the University of Reading, United Kingdom and a B.A. in Economics from the American College of Greece.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of federal securities laws. Words such as "expect" and "intend" and similar expressions identify forward-looking statements, which include but are not limited to statements related to our positioning. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.